UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2005

Encore Capital Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

8875 Aero Drive, Suite 200
San Diego, California 92123
(Address of Principal Executive Offices) (Zip Code)

(877) 445-4581
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

        On March 30, 2005, in connection with the Company’s management succession plan discussed herein under Item 5.02, the Compensation Committee approved changes to the vesting provisions contained in the option grants to officers Carl C. Gregory, III, J. Brandon Black, and Barry R. Barkley, made on September 11, 2002 (“2002 Options”). The changes to the 2002 Options are as follows: 50% of the options to purchase a total of 208,333 shares granted to each of Messrs. Gregory and Barkley will vest on May 3, 2005, immediately following the annual meeting and the remaining 50% will vest on May 3, 2006. One-third of the option to purchase a total of 208,333 shares granted to Mr. Black will vest on May 3, 2005 immediately following the annual meeting; an additional one-third will vest on May 3, 2006; and the final one-third will vest on September 11, 2007. Under the revised vesting provisions, vesting may be accelerated under certain circumstances. Each of the grants originally vested upon the earlier of September 11, 2007 (five years from the date of grant) or the occurrence of an equity event as specified in the respective option agreements. In its review of the management succession plan, the Compensation Committee made a determination that there is not a termination of services as defined in the 1999 Equity Participation Plan as a result of the projected changes in duties of Messrs. Gregory and Barkley. Accordingly, the 2002 Options will continue to vest in accordance with their terms, including the accelerated vesting approved by the Compensation Committee, during Messrs. Gregory and Barkley’s tenure as members of the Board of Directors.

        Also on March 30, 2005, the Compensation Committee approved a change in the compensation awarded to Director Richard A. Mandell. Effective October 26, 2004, Mr. Mandell will receive $60,000 annually, payable quarterly on January 1, April 1, July 1 and September 1, during his service as Chairman of the Board. This amount is in addition to the annual retainer and meeting fees previously approved as payment for his service as a Director.

        On March 30, 2005, the Board of Directors approved a revised form of Indemnification Agreement and authorized the Company to enter into an Indemnification Agreement with each member of the Company’s Board of Directors and each executive officer of the Company. A copy of the Indemnification Agreement is attached as Exhibit 10.1.

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On March 30, 2005, the Board of Directors approved a management succession plan for the positions of Chief Executive Officer and Chief Financial Officer. Effective October 3, 2005, J. Brandon Black, the Company’s current President and Chief Operating Officer, will succeed Carl C. Gregory, III as Chief Executive Officer. Mr. Black, age 37, has served since October 2004, and will continue to serve, as President and Chief Operating Officer of the Company. He previously served as Executive Vice President and Chief Operating Officer from May 2000 to October 2004. Mr. Gregory will continue to serve as the Company’s Vice Chairman after relinquishing his duties as Chief Executive Officer.

        Separately, on May 3, 2005, Paul J. Grinberg, the Company’s current Senior Vice President, Finance, will become its Chief Financial Officer upon the retirement of Barry R. Barkley, the current Chief Financial Officer. Mr. Grinberg, age 43, has served as Senior Vice President, Finance, since he joined the Company in September 2004. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with strategy, M&A, business planning and interim CFO services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. Mr. Barkley will act as a Director and consultant to the Company after he relinquishes his duties as Chief Financial Officer.

        A copy of the press release regarding the management succession plan is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits

(c)     Exhibits

10.1         Form of Indemnification Agreement.

99.1         Press release dated April 1, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: April 5, 2005	By /s/ Barry R. Barkley —————————————— Barry R. Barkley Executive Vice President, Chief Financial Officer and Treasurer